Exhibit 10.2

GENERAL RELEASE AND SEVERANCE AGREEMENT

This General Release and Severance Agreement (the “Agreement”), dated as of January 3, 2022, is made and entered into by and between Steven Kriegsman (“Executive”) and CytRx Corporation (“CytRx”).

For good and valuable consideration, receipt of which is hereby acknowledged, in order to effect a mutually satisfactory and amicable separation of employment from CytRx and to resolve and settle finally, fully and completely all matters and disputes that now or may exist between them, as set forth below, Executive and CytRx agree as follows:

1. Separation from Employment. Effective January 3, 2022 (the “Separation Date”), Executive’s employment with CytRx shall cease and he shall, as of the Separation Date, relinquish all positions, offices, and authority with CytRx. Notwithstanding the foregoing, Executive may choose to remain as a director on CytRx’s Board of Directors up to but not including CytRx’s 2022 annual meeting of shareholders and will not be eligible for reelection. Executive acknowledges and agrees, except for the payments described hereunder, Executive has no rights to any other wages and other compensation or remuneration of any kind due or owed from CytRx, including, but not limited, to all wages, reimbursements, bonuses, advances, vacation pay, severance pay, vested or unvested equity or stock options, awards, and any other incentive-based compensation or benefits to which Executive was or may become entitled or eligible.

2. Employment Agreement/Continuing Obligations. As of the Separation Date, the employment agreement between the parties dated March 26th 2019 (and any predecessor agreements and amendments thereof) (the “Employment Agreement”) shall terminate forever and no party shall have any further obligation or liability thereunder, with the exception of CytRx’s obligations under Section 5.8 “Milestone and Royalty Payments” and Executive’s obligations under Section 9 “Confidentiality” (the “Surviving Provisions”). Executive shall remain bound by, and agrees to comply with, any other obligations that survive an employment termination as set forth in any other agreement or employee policy to which Executive became subject during and in connection with Executive’s employment with CytRx. Executive acknowledges and affirms that Executive has complied, in all respects, with Executive’s obligations to return to CytRx all property, documents, and information. Executive further understands and agrees that as of the Separation Date, he shall no longer have access to CytRx’s electronic systems or maintain a company email address. The Parties intend for Executive’s termination to be a “separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Consideration. In consideration of this Agreement and the release herein becoming effective, and his compliance with his obligations hereunder, CytRx shall provide Executive with the following: (i) an engagement to provide consulting services on the terms set forth in Section 6; and (ii) the payments and benefits described in Section 6.2 of the Employment Agreement, payable at the times set forth therein, or if later, at the times required by Section 6.6 of the Employment Agreement in order to comply with Section 409A of the Code.

4. Transition Services. Through the Separation Date (the “Transition Period”), Executive shall both respond to all inquiries from CytRx and perform such services as CytRx may reasonably request relating to the transition of his positions, offices, authority, duties, or responsibilities with CytRx. During the Transition Period, Executive also agrees to assist with the execution of all documents and all other instruments which CytRx shall deem necessary to accomplish any such transition. Following the Transition Period, Executive shall continue to remain available to respond to any remaining inquiries concerning the transition, on an occasional basis, only as necessary by CytRx.

5. Cooperation. Executive further agrees to cooperate fully and make himself reasonably available to CytRx (and its representatives and advisors) in the future in relation to any queries or requests from any regulators, taxation or governmental authorities relating to the activities of CytRx in the period prior to the Separation Date. Executive also agrees to cooperate fully and make himself reasonably available as requested by CytRx in any pending or future governmental or regulatory investigation, inquiry, or request for information, or civil, criminal, or administrative proceeding or arbitration, in each case involving CytRx. Executive agrees that, upon reasonable notice and without the necessity of CytRx’s obtaining a subpoena or court order, he shall reasonably respond to all reasonable inquiries of CytRx about any matters concerning CytRx or its affairs that occurred or arose during his employment or engagement by CytRx.

6. Consulting Services. For the period of time to be mutually agreed by the parties, Executive shall provide to Centurion BioPharma consulting services concerning such matters and responsibilities as are reasonably requested by CytRx generally relating to fund raising efforts for a Centurion BioPharma cancer center in Las Vegas, Nevada, with the goal of raising at least one hundred million dollars ($100,000,000) (the “Consulting Services”). The parties anticipate that, upon appropriate approvals, approximately thirty (30) percent of the proceeds shall be devoted to Centurion BioPharma for cancer drug development. In no event shall the average level of the Consulting Services to be provided by Executive exceed twenty (20) percent of the average level of bona fide services performed by Executive as an employee of CytRx during the 36-month period immediately preceding the Separation Date. Executive shall not receive any fees for the Consulting Services unless otherwise agreed to, in writing, by CytRx which it shall consider once funding is obtained. Executive shall continue to use the Las Vegas home as an office for the Consulting Services, at his expense, until sufficient funding in the form of philanthropic contributions is received. Any ordinary and necessary business expenses involved in the fundraising efforts, including administrative expenses, shall be reimbursed by CytRx. Executive’s relationship with CytRx and Centurion BioPharma in connection with the Consulting Services contemplated in this Section 6 shall be that of independent contractor, and Executive shall not be an employee of either for any purpose whatsoever, on and as of the Separation Date, such that Executive will not be entitled to the benefit of any employee plans, programs or benefits, as a result of or in connection with such consulting services.

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7. Mutual Release of Claims. For and in consideration of the right to receive the consideration described in Section 3 of this Agreement, Executive fully and irrevocably releases and discharges CytRx, including all of its affiliates, parent companies, subsidiary companies, employees, owners, directors, officers, principals, agents, insurers, and attorneys from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by Executive. Such released claims include, without limitation, claims relating to or arising out of: (i) Executive’s hiring, compensation, benefits and employment with CytRx, (ii) Executive’s separation from employment with CytRx, and (iii) all claims known or unknown or which could or have been asserted by Executive against CytRx, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the California Fair Employment and Housing Act, the California Business and Professions Code, the California Labor Code, the California Wage Orders, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or anti-retaliation statute or ordinance; claims arising under the Employee Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Executive does not release Executive’s right to enforce the terms of this Agreement, the Surviving Provisions, or Executive’s common law, contractual, statutory or other rights to indemnification arising from, or in connection with, Executive’s employment with, or service as a director of, CytRx.

Executive further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

CytRx fully and irrevocably releases and discharges Executive from any and all claims arising or existing on, or at any time prior to, the date this Agreement is signed by CytRx. Notwithstanding the foregoing, CytRx shall not release and discharge CytRx’s right to enforce the terms of this Agreement, the Surviving Provisions and shall not release and discharge Executive from any claims arising out of or in connection with Executive’s fraud, willful misconduct or criminal activity.

8. No Legal Actions. The parties represent that neither has filed or caused to be filed any lawsuit, complaint, or charge against any released party herein in any court, any municipal, state, federal, or international agency, governmental or law enforcement agency or entity, or any other tribunal. To the fullest extent permitted by law, the parties agree that it or he will not sue or file a complaint in any municipal, state, federal, or international court, or file or pursue a demand for arbitration, pursuing any claims released under this Agreement, or assist or otherwise participate in any such proceeding. The parties represent and warrants further that it and he have not assigned or conveyed to any other person or entity any of its or his rights, including any of the claims released in this Agreement. The parties further expressly waive any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by either in violation of this Agreement.

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9. Review and Consultation. Executive acknowledges that: (a) this Agreement is written in terms and sets forth conditions in a manner which he understands; (b) he has carefully read and understands all of the terms and conditions of this Agreement; (c) he agrees with the terms and conditions of this Agreement; and (d) he enters into this Agreement knowingly and voluntarily. Executive acknowledges that he does not waive rights or claims that may arise after the date this Agreement is executed, that he has been given twenty-one (21) days from receipt of this Agreement in which to consider whether he wanted to sign it, that any modifications, material or otherwise made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period, and that CytRx advises Executive to consult with an attorney before he signs this Agreement. CytRx agrees, and Executive represents that he understands, that he may revoke his acceptance of this Agreement at any time for seven (7) days following his execution of the Agreement and must provide notice of such revocation by giving written notice to CytRx. If not revoked by written notice received on or before the eighth (8th) day following the date of his execution of the Agreement, this Agreement shall be deemed to have become enforceable and on such eighth (8th) day.

10. Confidentiality. Executive agrees that he will keep both the fact of this Agreement and the terms of this Agreement confidential, and will not disclose the fact of this Agreement or the terms of this Agreement to anyone other than the Executive’s spouse/registered domestic partner, attorney or accountant/tax advisor, unless (a) otherwise required to under applicable law or regulation after providing reasonable notice in writing to CytRx and a reasonable opportunity to challenge any such disclosure, or (b) this Agreement becomes public other than through breach of this Agreement by Executive.

11. Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of California. Venue of any litigation arising from this Agreement or any disputes relating to Executive’s employment shall be in the federal or state district courts of competent jurisdiction in California. Executive consents to personal jurisdiction of the federal or state district courts of California for any dispute relating to or arising out of this Agreement or Executive’s employment, and Executive agrees that Executive shall not challenge personal or subject matter jurisdiction in such courts.

12. Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

13. Acknowledgment. Executive acknowledges and agrees that the severance payments and other consideration provided herein are consideration to which Executive is not otherwise entitled except pursuant to the terms of this Agreement, and are being provided in exchange for Executive’s compliance with his obligations set forth hereunder.

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14. No Admission of Liability. This Agreement shall not in any way be construed as an admission by CytRx or Executive of any acts of wrongdoing or violation of any statute, law or legal right.

15. Sole Agreement and Severability. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating in any way to the subject matter hereof. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

SIGNATURE PAGE FOLLOWS

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PLEASE READ CAREFULLY. THIS GENERAL RELEASE AND SEVERANCE AGREEMENT INCLUDES A RELEASE OF ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, AGAINST CYTRX CORPORATION.

CYTRX CORPORATION		STEVEN KRIEGSMAN
By:	/s/ Lou Ignarro	By:	/s/ Steven Kriegsman
Dr. Lou Ignarro
Chairman Of the Compensation Committee
Date:	January 3, 2022	Date:	January 3, 2022

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